                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CIGNA Corporation
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                (Name of Registrant as Specified in Its Charter)

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

                                                         CIGNA LOGO

                                                         CIGNA Corporation
                                                         One Liberty Place
                                                         1650 Market Street
                                                         Philadelphia, PA
                                                         19192-1550
                                                         March 19, 1997

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of CIGNA Corporation:

     The Annual Meeting of Shareholders of CIGNA Corporation will be held at The Conference Center at Eagle Lodge, Ridge Pike & Manor Road, Lafayette Hill, Pennsylvania on Wednesday, April 23, 1997, at 1:00 p.m. local time, for the following purposes:

     1. to elect four Directors for terms to expire in April 2000;

     2. to ratify the appointment of independent accountants for 1997;

     3. to approve the CIGNA Executive Incentive Plan; and

     4. to transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Directions to The Conference Center at Eagle Lodge are provided on the back cover of the attached Proxy Statement.

                                          Sincerely,

                                          /s/ Wilson H. Taylor

                                          WILSON H. TAYLOR
                                          Chairman and Chief
                                          Executive Officer

By order of the Directors

/s/ Carol J. Ward

CAROL J. WARD, Corporate Secretary

EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                               CIGNA CORPORATION
                               ONE LIBERTY PLACE
                               1650 MARKET STREET
                          PHILADELPHIA, PA 19192-1550

                                PROXY STATEMENT

                               TABLE OF CONTENTS

General Information...................................................................    1
Ownership of CIGNA Corporation Common Stock and Equivalents by Directors, Nominees and
  Executive Officers..................................................................    2
Ownership of CIGNA Corporation Common Stock by Certain Beneficial Owners..............    4
Item 1. Election of Directors.........................................................    4
        Nominees for Election.........................................................    5
        Incumbent Directors to Continue in Office.....................................    5
        Board of Directors and Committees.............................................    7
        Compensation of Directors.....................................................    8
        Certain Transactions..........................................................    9
Item 2. Ratification of Appointment of Independent Accountants........................    9
Item 3. Approval of the CIGNA Executive Incentive Plan................................   10
Item 4. Other Matters.................................................................   11
Vote Required.........................................................................   11
Executive Compensation................................................................   12
Performance Graph.....................................................................   20
Section 16(a) Beneficial Ownership Reporting Compliance...............................   20
Additional Information................................................................   20
1998 Annual Meeting...................................................................   21
Appendix A -- Text of the CIGNA Executive Incentive Plan..............................  A-1

                              GENERAL INFORMATION

     This Proxy Statement and the enclosed proxy card, which are first being sent to Shareholders with the 1996 Annual Report on or about March 19, 1997, relate to the Annual Meeting of Shareholders of CIGNA Corporation (the "Corporation" or "CIGNA") to be held at The Conference Center at Eagle Lodge, Lafayette Hill, Pennsylvania, on Wednesday, April 23, 1997 at 1:00 p.m. local time (the "Annual Meeting"). The Board of Directors of the Corporation (the "Board") is soliciting your proxy for use at the Annual Meeting and at any adjournment thereof by asking you to sign, date, and return the enclosed proxy card in the envelope provided.

     Shares represented at the Annual Meeting or any adjournment thereof by valid proxies received pursuant to this solicitation will be voted in accordance with each Shareholder's instructions. If the proxy card is signed and returned without specific instructions, the shares will be voted as recommended by the Board. A Shareholder may revoke a proxy at any time before its use by giving written notice of revocation to the Corporate Secretary, by submitting a subsequent proxy or by voting in person at the meeting.

     It is the Corporation's policy that all voted proxies be handled in a manner which protects those Shareholders who request voting privacy, and that neither the identity of such Shareholder nor such Shareholder's votes will be disclosed except: as necessary to meet any legal requirements; in limited circumstances such as a contested election to the Board; to permit the independent inspectors of election ("the Inspectors") to tabulate and certify the vote; and to respond to Shareholders who have written comments on their proxy cards. On an ongoing basis, the Inspectors will apprise the Corporation of the total number of shares voted for, voted against or abstaining from voting on each proposal and may tell the Corporation whether or not a particular account has voted. The Inspectors may tell the Corporation how each account not instructing confidentiality has voted. Except pursuant to one of the exceptions described above, the Inspectors may not tell the Corporation how any account instructing confidentiality has voted. Following the Annual Meeting, the Inspectors will retain all proxy cards.

     As of March 3, 1997, 74,020,823 shares of CIGNA Common Stock ("Common Stock") were outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for every share of Common Stock registered in that person's name on the books of the Corporation at the close of business on March 3, 1997.

     Each share of Common Stock includes a right to acquire Junior Participating Preferred Stock, Series D.

          OWNERSHIP OF CIGNA CORPORATION COMMON STOCK AND EQUIVALENTS
                 BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table shows the shares of Common Stock beneficially owned (as determined pursuant to the rules of the Securities and Exchange Commission) as of February 28, 1997, by each Director, Nominee for Director, by the Chief Executive Officer and the four Executive Officers named in the table, and by all such persons and other Executive Officers of CIGNA Corporation as a group. The table also shows Common Stock equivalent units ("Equivalents") held as of February 28, 1997, by non-employee Directors under CIGNA's Deferred Compensation Plan for Directors, and by Executive Officers under the Deferred Compensation Plan of CIGNA Corporation.

                                                               SHARES OF
                             NAME                           COMMON STOCK(1)       EQUIVALENTS(8)
    ------------------------------------------------------  ---------------       ------------
    Directors
      Robert P. Bauman....................................        3,077(2)             5,323
      Robert H. Campbell..................................        1,733(2)             1,315
      Alfred C. DeCrane, Jr. .............................        2,585(2)             5,262
      James F. English, Jr. ..............................        3,500(2)             1,940
      Bernard M. Fox......................................        1,595(2)               953
      Marilyn W. Lewis....................................        1,965(2)               600
      Paul F. Oreffice....................................        3,816(2)             2,488
      Charles R. Shoemate.................................        3,700(2)               929
      Louis W. Sullivan, M.D. ............................        2,084(2)               858
      Wilson H. Taylor....................................      143,184(3,4)          96,722
      Harold A. Wagner....................................            0                    0
      Carol Cox Wait......................................        1,552(2)               621

    Named Executive Officers
      James G. Stewart....................................       80,395(3,4)          51,416
      Gerald A. Isom......................................      109,649(3,4)               0
      H. Edward Hanway....................................       55,035(3,4)          20,316
      Donald M. Levinson..................................       49,492(3,4)          31,478
      Directors, Nominees and all Executive Officers as a
         group (24 persons)...............................      726,520(5,6,7)       251,246

---------------

(1) The percentage of shares beneficially owned by any Director, Nominee or Executive Officer, or by all Directors, Nominees and Executive Officers as a group, does not exceed 1% of the outstanding shares of Common Stock.

(2) Includes 1,500 shares of restricted Common Stock awarded pursuant to the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation described on page 9.

(3) Includes shares which may be acquired within 60 days upon the exercise of outstanding stock options, as follows: Mr. Taylor -- 71,394, Mr.
    Stewart -- 48,564, Mr. Isom -- 79,818, Mr. Hanway -- 44,515, and Mr.
    Levinson -- 31,977.

(4) Includes shares of restricted Common Stock awarded pursuant to the Executive Stock Incentive Plan and CIGNA Corporation Stock Plan, the restrictions on which had not lapsed as of February 28, 1997, as follows: Mr.
    Taylor -- 12,699, Mr. Stewart -- 6,266, Mr. Isom -- 5,591, Mr.
    Hanway -- 4,128, and Mr. Levinson -- 3,834.

(5) As of February 28, 1997, the CIGNA Pension Plan (the "Pension Plan") held a total of 97,500 shares, or approximately 0.13%, of the then-issued and outstanding Common Stock. The shares held by the Pension Plan are voted in accordance with the instructions of an advisory committee consisting of members of CIGNA's management.

(6) As of February 28, 1997, the CIGNA Stock Fund (the "Stock Fund") of the Corporation's Savings and Investment Plus Plan (the "Savings Plan") held a total of 844,346 shares of Common Stock, or approximately 1.14% of the then-issued and outstanding Common Stock. Because two Executive Officers have invested a portion of their Savings Plan accounts in the Stock Fund, approximately 734 shares are attributable to their accounts and are included in the shares shown above as beneficially owned by them. All shares in the Stock Fund are owned by the Savings Plan Trustee; however, each Stock Fund participant has pass-through voting rights for the number of shares equivalent to the participant's interest in the Stock Fund. If participants do not exercise their voting rights, the Savings Plan Trustee votes the shares in accordance with the instructions of an advisory committee consisting of members of CIGNA's management.

(7) The Directors and Executive Officers as a group have sole voting and investment power over all shares of Common Stock they own beneficially, except as described elsewhere in these notes. Shares beneficially owned by Directors and Executive Officers include 456,034 shares of Common Stock which may be acquired within 60 days upon exercise of stock options and 62,425 shares which are restricted as to disposition.

(8) As of February 28, 1997, non-employee Directors held 20,289 Equivalents, and Executive Officers held 230,957 Equivalents. Equivalents track the economic performance of Common Stock, but carry no voting rights.

                         OWNERSHIP OF CIGNA CORPORATION
                   COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

     The Corporation has no information that any person or entity beneficially owns more than five percent of its outstanding Common Stock except as reported on a Schedule 13G (reporting December 31, 1996 ownership) filed pursuant to the Securities Exchange Act of 1934 and received by the Corporation during February 1997. The following table and footnote has been prepared in reliance upon such filing:

                                                                        AMOUNT
                                                                      AND NATURE
                                                                     OF BENEFICIAL
                                                                       OWNERSHIP       PERCENT
                                                                       REPORTED           OF
                                                                      ON SCHEDULE       CLASS
                                                                       13G AS OF        AS OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER                  12/31/96        12/31/96
    ---------------------------------------------------------------  -------------     --------
    Sanford C. Bernstein & Co., Inc. ("Bernstein")                   6,067,405(1)        8.18%
      767 Fifth Avenue
      New York, NY 10153

---------------

     (1) Bernstein reported that as of December 31, 1996 it held these shares for the accounts of discretionary clients who have the right to receive dividends on these shares and any proceeds from the sale of these shares. Bernstein also reported sole voting power as to 3,078,935, shared voting power as to 755,266, and sole dispositive power as to all, of these shares.

     In its Schedule 13G, Bernstein represented that the shares reported were acquired in the ordinary course of business, and that they were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Corporation.

                         ITEM 1.  ELECTION OF DIRECTORS

     The Board is divided into three classes of Directors. The By-laws of the Corporation provide that at each annual election Directors shall be chosen by class for a term of three years, or for such shorter term as the Shareholders may specify to preserve, as evenly as practicable, the division of Directors into classes. Pursuant to the By-Laws, the Board has set four as the number of Directors to be elected at the Annual Meeting for terms expiring in April 2000 or, in each case, until their respective successors shall have been elected and qualified.

     The Board recommends election of the three incumbent Nominees and one additional Nominee identified below for terms to expire in April 2000. All of the incumbent Nominees' current terms will expire on the date of the 1997 Annual Meeting. The Board knows of no reason why any Nominee will be unavailable or unable to serve. If any Nominee should become unavailable or unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any.

     The Board has set 70 years as the retirement age for non-employee Directors. Pursuant to this policy, incumbent Director James F. English, Jr. will retire as of the 1997 Annual Meeting. Also, it is anticipated that Mr. Paul
F. Oreffice, who will attain the age of 70 in November 1997, will retire effective at the 1998 Annual Meeting after serving one year of his three-year term.

     Each non-employee Director is required to submit a resignation for the Board's consideration upon discontinuing the principal position or identification which prevailed at the time of such Director's most recent election to the Board.

     Set forth below is information about each Nominee and continuing incumbent Director, including business history for at least five years, age as of the date of this Proxy Statement, other directorships held and period of service as a Director of the Corporation or a predecessor company, including Connecticut General Corporation ("CGC") and INA Corporation ("INA").

                             NOMINEES FOR ELECTION
                        FOR TERMS EXPIRING IN APRIL 2000

ALFRED C. DECRANE, JR., 65                                   Director since 1980

     Retired Chairman of the Board of Texaco Inc. (integrated oil, gas and chemical manufacturer). Mr. DeCrane served as Chairman of the Board of Texaco Inc. from January 1987 until June 1996, and as Chief Executive Officer from April 1993 until June 1996, and as a Director from 1977 until June 1996, and as its President from 1983 through 1986. Between 1970 and 1983, Mr. DeCrane served Texaco Inc. in various other positions. He also serves as a Director of CPC International Inc., Dean Witter, Discover & Co. and Harris Corporation.

PAUL F. OREFFICE, 69                                         Director since 1979

     Retired Chairman of the Board of The Dow Chemical Company (manufacturer of chemicals, metals, plastics and other products). Mr. Oreffice served as Chairman of the Board of Dow Chemical from 1986 through 1992, as President and Chief Executive Officer from 1978 to 1987, and as a Director from 1971 through 1992. Mr. Oreffice also serves as a Director of The Coca-Cola Company and Northern Telecom, Ltd.; as Chairman of Fairfield Homes of Arizona, Inc.; as a member of the International Advisory Board of Marsh & McLennan; and as an advisor to the Chairman of Smith Barney Inc.

WILSON H. TAYLOR, 53                                         Director since 1988

     Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Taylor has served as Chairman of the Board since November 1989, as Chief Executive Officer since November 1988, and as President since May 1988. Between 1964 and 1988, he held various positions with the Corporation and its predecessor and subsidiary companies.

HAROLD A. WAGNER, 61

     Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. (manufacturer of industrial gases and chemicals) since May 1992. Mr. Wagner served as President and Chief Operating Officer of Air Products and Chemicals, Inc. from 1991 until 1992, and as Executive Vice President, Gases and Equipment from 1990 until 1991. He also serves as a Director of Daido-Hoxan, Inc. and United Technologies Corporation.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 1998

ROBERT P. BAUMAN, 65                                         Director since 1990

     Non-Executive Chairman of British Aerospace, plc (manufacturer of aerospace and other defense systems and commercial aircraft) since May 1994. From 1989 until May 1994, Mr. Bauman served as a Director and Chief Executive of SmithKline Beecham plc (manufacturer of pharmaceuticals and health care products). Mr. Bauman was Chairman of the Board and Chief Executive Officer of Beecham Group plc from 1986 to 1989, and was Vice Chairman of Textron, Inc. (aerospace technology, commercial products and financial services) from 1985 to 1986. He is a Director of Morgan Stanley, Reuters Holdings, plc, Russell Reynolds Associates, Inc., Union Pacific Corporation and Hathaway Holdings Inc. and a member of Booz-Allen & Hamilton, Inc.'s advisory board.

ROBERT H. CAMPBELL, 59                                       Director since 1992

     Chairman of the Board and Chief Executive Officer of Sun Company, Inc. (domestic refining and marketing of petroleum products). He was elected Chairman of the Board in May 1992 and Chief Executive Officer in 1991. Mr. Campbell additionally held the post of President from 1991 until 1996. Previously,

Mr. Campbell had been an Executive Vice President beginning in 1988 and a Group Vice President beginning in 1983. Mr. Campbell is also a director of Hershey Foods, Inc.

CHARLES R. SHOEMATE, 57                                      Director since 1991

     Chairman, President (since 1988), and Chief Executive Officer of CPC International Inc. (consumer foods) since 1990. Mr. Shoemate has served as a Director of CPC International since 1988. Prior to his election as President in 1988, Mr. Shoemate served as Vice President of CPC International and President of the Corn Refining Division. Mr. Shoemate joined CPC International in 1962 and progressed through a variety of positions in manufacturing, finance, and business management. Mr. Shoemate also serves as a Director of International Paper Co.

LOUIS W. SULLIVAN, M.D., 63                                  Director since 1993

     President, Morehouse School of Medicine (educational institution). Dr. Sullivan became the first President of Morehouse School of Medicine in 1981 when it became independent from Morehouse College, and has held that position since 1981 except for March 1989 to January 1993, when he served as Secretary of Health and Human Services of the United States. Dr. Sullivan is a Director of Bristol-Myers Squibb Company, Equifax Inc., Endo Vascular Instruments, Inc., General Motors Corporation, Georgia Pacific Corporation, Household International, Inc., and Minnesota Mining & Manufacturing Co.

                   INCUMBENT DIRECTORS TO CONTINUE IN OFFICE
                        FOR TERMS EXPIRING IN APRIL 1999

BERNARD M. FOX, 54                                           Director since 1994

     Chairman of the Board since August 1995, President and Chief Executive Officer since July 1993 of Northeast Utilities (energy utility holding company) and Chairman, Chief Executive Officer and a Director of its principal subsidiaries. Mr. Fox is also Chairman, President, Chief Executive Officer and a Director of Connecticut Yankee Atomic Power Company. From 1990 until July 1993, he served as President and Chief Operating Officer of Northeast Utilities and of its principal subsidiaries and of Connecticut Yankee Atomic Power Company. He is also a Director of Fleet Financial Group and the Dexter Corporation.

MARILYN WARE LEWIS, 53                                       Director since 1993

     Chairman of American Water Works Company, Inc. (water utility holding company) since 1988 and a Director since 1982. Prior to her election as Chairman, Ms. Lewis served for four years as Vice Chairman. From 1987 until January 1992, Ms. Lewis served as President of KLS Educational Systems, Inc. She is also a Director of Penn Fuel Gas Company, Inc. and serves as the Chief Executive Officer of the Ware Family offices.

CAROL COX WAIT, 54                                           Director since 1995

     Director, President and Chief Executive Officer, Committee for a Responsible Federal Budget (a non-profit educational organization) since 1981. Ms. Wait is also President of Carol Cox and Associates, a Washington, D.C. consulting firm. Ms. Wait is also President of The International Women's Forum.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board held nine meetings during 1996. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and committees on which they served.

     The Board has five standing committees:

EXECUTIVE COMMITTEE

     Wilson H. Taylor (Chairman), Robert H. Campbell, Alfred C. DeCrane, Jr. and Charles R. Shoemate are members of the Executive Committee. The Committee did not meet during 1996. The function of the Committee is to exercise the authority of the Board of Directors in the management of the business of the Corporation between regular meetings of the Board.

AUDIT COMMITTEE

     The members of the Audit Committee are James F. English, Jr. (Chairman), Robert H. Campbell, Bernard M. Fox, Marilyn Ware Lewis and Carol Cox Wait. The Audit Committee met five times in 1996. The Committee's responsibilities include: reviewing and reporting to the Board on the appropriateness of the Corporation's accounting policies; the adequacy of its financial controls and the reliability of the Corporation's financial information reported to the public; recommending independent accountants for appointment by the Board; reviewing and approving audit plans; reviewing and advising the Board concerning the work of internal auditors and independent accountants; reviewing and approving the Corporation's Annual Report on Form 10-K; and reviewing and advising the Board with respect to the Corporation's special exposures.

CORPORATE GOVERNANCE COMMITTEE

     The Corporate Governance Committee held two meetings in 1996. (Its predecessor committees, the Committee on Directors and the Public Issues Committee, each held one additional meeting in 1996.) The members of the Corporate Governance Committee are Robert P. Bauman (Chairman), Robert H. Campbell, Alfred C. DeCrane, Jr., Marilyn Ware Lewis and Louis W. Sullivan, M.D. The Committee reviews, advises and reports to the Board on the structure, organization, performance and effectiveness of the Board as well as on the compensation of active and retired Directors. The Committee advises the Board with respect to Board membership and procedures governing the election of Directors by Shareholders, considers suggestions for Board membership and recommends to the Board persons to be nominated for election by the Shareholders at the Annual Meeting of Shareholders or by the Directors as necessary to fill Board vacancies. The Committee considers suggestions from Shareholders and other sources as to possible nominees. Such suggestions should be submitted to the Corporate Secretary not later than November 7, 1997 for the Committee's consideration in advance of the 1998 Annual Meeting. Additionally, the Committee exercises oversight of the Corporation's positions and policies with respect to shareholder relations, corporate political contributions and the Corporation's charitable contributions.

FINANCE COMMITTEE

     The Finance Committee held three meetings in 1996. (Its predecessor committees, the Finance Committee and the Investment Committee, held one and two additional meetings, respectively, in 1996.) The members of the Finance Committee are Paul F. Oreffice (Chairman), James F. English, Jr., Bernard M. Fox, Charles R. Shoemate and Carol Cox Wait. The Committee reviews, advises and reports to the Board on the management of the Corporation's financial resources and invested assets, the annual Capital Plan, stockholder dividends, and capital position; and acts upon proposed capital commitments of such amounts as are established by the Board. The Committee also reviews investment policies, strategies and guidelines of the Corporation, its subsidiaries and affiliates.

PEOPLE RESOURCES COMMITTEE

     The members of the People Resources Committee are Alfred C. DeCrane, Jr. (Chairman), Robert P. Bauman, Paul F. Oreffice, Charles R. Shoemate and Louis W. Sullivan, M.D. The Committee held four meetings in 1996. The Committee reviews and reports to the Board on the management of the Corporation's human resources, including personnel policies and policy controls, the development of people including diversity programs, and compensation and benefit programs and plans. It reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, any compensation plans which involve the issuance of equity securities of the Corporation, and as required by law, adoption of and changes to qualified benefit plans. It sets the compensation of the Chief Executive Officer, subject to Board ratification, approves the compensation of other senior executives, and makes stock-related awards. The Committee also reviews succession plans for the Corporation's principal Executive Officers.

                           COMPENSATION OF DIRECTORS

     Non-employee Directors are compensated for their services on the Board and its committees as follows:

     - Board retainer of $30,000 for service on the Board, $12,000 of which is paid in shares of Common Stock or deferred into Equivalents, described in footnote 8 on page 3, and ultimately paid in cash.

     - Attendance fee of $1,250 for each Board and Committee meeting. Directors were paid two meeting fees for attending an all-day corporate strategy session in October 1996.

     - Annual Committee retainer (for Committee members but not the Committee Chairman) of $2,500 for service on each standing Committee (except the Executive Committee).

     - Annual Committee Chairman retainer of $7,500 (except the Executive Committee Chairman).

     - Directors may elect to receive payment of retainers and meeting fees in cash or in shares of Common Stock, or partially in cash and partially in shares of Common Stock, and may also elect to defer all or part of their compensation under the Deferred Compensation Plan for Directors of CIGNA Corporation. Currently, deferred cash compensation is credited at the same rate of return paid on participant contributions to the Fixed Income Fund, Fidelity Advisor Growth Opportunities Fund or the Stock Market Index Fund of the Savings Plan. Hypothetical dividends paid on Equivalents may be reinvested in Equivalents or at Saving Plan rates specified above.

     - The Retirement and Consulting Plan for Directors of CIGNA Corporation was frozen effective December 31, 1996. Directors who had vested under this Plan were permitted continued eligibility under it. Two vested Directors elected to maintain their rights under the frozen Plan.

        - In consideration for voluntarily relinquishing all rights to any benefits under the frozen Plan, a Restricted Deferred Compensation Account was established under the Deferred Compensation Plan for Directors of CIGNA Corporation for each non-employee Director who had relinquished his rights under the frozen Plan. The account was credited with an amount based upon the Director's accrued benefit under the frozen Plan. This value was then converted to Equivalents, which will become payable in cash upon death or termination of Board service. Beginning in April 1997, each participating, active Director's Restricted Deferred Compensation Account will annually be credited with $11,000 in the form of Equivalents.

        - The Retirement and Consulting Plan provides for annual payments equal to the annual retainer in effect at the time of the Director's retirement. The two vested Directors who did not relinquish all rights under the Plan and who retire at the mandatory retirement age, currently age 70, will receive those payments for life. If they retire prior to the mandatory retirement age, they will receive those payments for a period equal to the number of months served as a Director of CIGNA or a predecessor company, or they may request the Corporate Governance Committee's approval to receive the discounted value of the payments in a lump sum. In all cases, payments will be reduced by any other pension or retirement benefits on account of service as a Director or employee of CIGNA or a predecessor company. Payment is conditioned on the Director's not competing with CIGNA and being available to provide consulting services.

     - Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation, which was approved by the Shareholders in 1989, each non-employee Director who has served for at least six months and was not an officer or employee of the Corporation or any of its subsidiaries during the ten preceding years receives a one-time grant of 1,500 shares of Common Stock. The shares are subject to transfer restrictions until the later of 1) six months after the date of grant or
       2) the date on which service as a Director of the Corporation terminates due to death, disability, retirement or a change of control. The shares are forfeited if the Director's service terminates for any other reason, except as may be otherwise provided by a majority of the other members of the Board. If one of the termination of service conditions has been met, the former Director or his or her estate receives all such shares of Common Stock without restriction. During the restricted period, stock certificates are held in custody by the Corporation. However, commencing on the date of grant, the Director has other rights and privileges of a Shareholder as to such Common Stock, including the right to receive dividends and to vote the shares.

     - Non-employee Directors are eligible to participate in the financial planning services available to CIGNA executives, and in life insurance, medical/dental care programs, property/casualty personal lines insurance programs and matching gift programs similar to those available to CIGNA employees. Non-employee Directors also receive travel accident coverage of $100,000. Directors who elected to do so prior to December 20, 1982 participate in a life insurance program which was available to CGC employees prior to the combination of CGC and INA.

                              CERTAIN TRANSACTIONS

     Management believes that all of the transactions described under this caption were in the ordinary course of business and on terms as favorable to the Corporation as if the transactions had involved unaffiliated persons or organizations. It is expected that transactions, service arrangements, and relationships similar to those described here will also occur in varying amounts during 1997.

     Various CIGNA companies provided a variety of insurance coverages, health care services, pension contracts, and related products and services to; purchased products and services from; and engaged in other transactions with corporations (or their subsidiaries) of which CIGNA Directors were executive officers during 1996. In connection with their investment operations, CIGNA Corporation and its subsidiaries acquire, dispose of, or hold debt or rely on the credit of other corporations or their subsidiaries -- including corporations (or their subsidiaries) of which CIGNA Directors were executive officers during 1996. In addition, various CIGNA Directors and Executive Officers have purchased insurance products or interests in investment vehicles marketed by CIGNA companies in the ordinary course of business.

     During 1996, various CIGNA companies engaged in various transactions with Bernstein, a beneficial owner of more than five percent of the Corporation's outstanding Common Stock (please see page 4 for the information about this entity). In addition, on various occasions and in various amounts, Bernstein purchased short-term negotiable unsecured promissory notes ("commercial paper") issued by the Corporation; the maximum amount outstanding during 1996 was approximately $30,000,000; no commercial paper remained outstanding as of December 31, 1996.

                      ITEM 2. RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board, on the recommendation of its Audit Committee, has appointed Price Waterhouse LLP as independent accountants for 1997. Although ratification by the Shareholders is not required, the Board requests that Shareholders ratify this appointment. If ratification is not obtained, the Board will reconsider the appointment.

     Price Waterhouse LLP has served as independent accountants for CIGNA and its subsidiaries since 1983, and for CGC and its subsidiaries since 1967.

     The Corporation has been advised that representatives of Price Waterhouse LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

             ITEM 3. APPROVAL OF THE CIGNA EXECUTIVE INCENTIVE PLAN

     CIGNA's success depends, in large measure, on its ability to recruit and retain executives with outstanding ability and experience. The Board of Directors believes that there is a need to motivate executives with competitive compensation conditioned upon achievement of CIGNA's financial goals and that the compensation should be paid in a manner that allows it to be a deductible expense for the Corporation. To achieve these objectives, on December 9, 1996, the Board of Directors adopted, subject to approval by the Shareholders, the CIGNA Executive Incentive Plan (the "Incentive Plan").

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for adoption of the Incentive Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Summary Description of the Incentive Plan

     This summary describes the material terms of the Incentive Plan. The full text of the Incentive Plan is attached as Appendix A to this Proxy Statement. CIGNA encourages Shareholders to read the Incentive Plan as it is the legal document that sets forth the terms of the Incentive Plan. If adopted by the Shareholders, the Incentive Plan will be effective as of January 1, 1997.

     The purpose of the Incentive Plan is to pay annual incentive bonuses to certain Executive Officers of CIGNA if annual performance goals are achieved and to qualify such bonuses as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Qualification of the bonuses as "performance-based compensation" permits a tax deduction for compensation over $1 million paid to the Chief Executive Officer or any of the other four highest compensated executives named in the proxy statement. The Incentive Plan will be administered by the People Resources Committee of the Board of Directors (the "Committee").

     Participation in the Incentive Plan is mandatory for each Executive Officer designated by the Committee. An Executive Officer will participate in the Incentive Plan for a specified performance period. Unless otherwise specified by the Committee, the performance period is a calendar year.

     The Committee will establish written, objective performance goals for a performance period generally within 90 days of the beginning of each performance period. The performance goals must be stated by the Committee as specific amounts of, or specific changes in, one or more of the following financial measures: revenues, earnings, earnings per share, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses, expense ratios, or market share. In doing so, the Committee is authorized to specify any reasonable definition of the financial measures it uses, and the definitions may provide for reasonable adjustments and may include or exclude certain items. Within a reasonable time after the close of a performance period, the Committee will determine whether the performance goals for that performance period have been met.

     Participants are eligible to receive an award under the Incentive Plan only if the Committee has certified in writing that the performance goals have been met. The maximum award for each participant will consist of: (i) cash in the amount of $3 million; and (ii) in lieu of additional cash, 25,000 shares of Common Stock and/or restricted Common Stock to be paid under CIGNA's Long-Term Incentive Plan, which was approved by the Shareholders in 1995. The Committee has sole and absolute discretion to reduce or eliminate entirely the award to one or more participants.

     Except for certain leaves of absence and termination of employment on account of retirement, death or disability, a participant must be continuously employed by CIGNA from the beginning of the performance period to the date of the award to be eligible to receive an award. The Committee may determine, in its sole discretion, whether the payment of the award will be made immediately or deferred until a later date or the occurrence of a particular event. A participant may also voluntarily defer receipt of an award.

     The Committee or the Board may amend the Incentive Plan at any time. However, an amendment will not be effective without the prior approval of the Shareholders of CIGNA if such approval is necessary to continue to qualify the awards as "performance-based compensation," or otherwise under Internal Revenue Service or SEC regulations, the rules of the New York Stock Exchange or any other applicable law or regulation. The Committee or the Board may terminate the Incentive Plan at any time. Unless the Incentive Plan is extended, no awards may be made under it for a performance period ending after December 31, 2001.

     Actual amounts that will be payable under the Incentive Plan cannot be determined at this time. The amount of awards under the Incentive Plan will depend upon the performance goals established from time to time by the Committee, CIGNA's performance during the applicable performance periods, and the Committee's exercise of downward discretion in making awards. The bonuses that were paid for 1996 to the Named Executive Officers under CIGNA's existing bonus program, which is intended to be replaced for the Named Executive Officers by the Incentive Plan, are summarized in the Summary Compensation Table on page 12 of this Proxy Statement.

                             ITEM 4.  OTHER MATTERS

     The Board of Directors knows of no matters to be brought before the Annual Meeting other than the election of Directors, ratification of the appointment of independent accountants for 1997 and approval of the CIGNA Executive Incentive Plan. If other matters are properly presented to Shareholders for a vote at the meeting, it is intended that the persons named as proxies on the proxy card will have discretionary authority, to the extent permitted by law, to vote on such matters in accordance with their best judgment.

                                 VOTE REQUIRED

     The Corporation's By-Laws provide that the holders of at least two-fifths of the issued and outstanding stock of the Corporation entitled to vote at the Annual Meeting present in person or represented by proxy will constitute a quorum and that the vote of a majority of such Shareholders will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Corporation's Restated Certificate of Incorporation or By-Laws. Abstentions and broker non-votes will be counted for the purpose of attaining a quorum.

     A broker non-vote occurs when a broker holding shares in street name for its customer as beneficial owner withholds its vote on a particular matter because it does not have discretionary authority under the rules of the New York Stock Exchange to cast a vote on such matter and has not been given voting instructions by the customer on that matter. The New York Stock Exchange has advised the Corporation that brokers will have discretionary authority to vote on the Items described in this Proxy Statement.

     The Nominees for election as Directors at the Annual Meeting who receive a plurality (the greatest number) of votes cast will be elected as Directors. Ratification of the appointment of independent accountants and approval of the CIGNA Executive Incentive Plan will be adopted by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

     Abstentions will have no effect on the outcome of the election of Directors but will have the same effect as a negative vote with respect to the ratification of the appointment of independent accountants and the approval of the CIGNA Executive Incentive Plan.

                             EXECUTIVE COMPENSATION

     The following information is furnished for the Corporation's Chief Executive Officer ("CEO") and each of the four most highly compensated Executive Officers other than the CEO at the end of 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                            ---------------------------------------
                                             ANNUAL COMPENSATION(1)                  AWARDS                PAYOUTS
                                         ------------------------------     -------------------------     ---------
                  (a)                    (b)        (c)          (d)           (f)            (g)            (h)          (i)
                                                                                           SECURITIES
                 NAME                                                       RESTRICTED     UNDERLYING                   ALL OTHER
                  AND                                                         STOCK         OPTIONS/        LTIP         COMPEN-
               PRINCIPAL                          SALARY        BONUS        AWARD(S)         SARS         PAYOUTS       SATION
               POSITION                  YEAR       ($)          ($)         ($)(2,3)         (#)          ($)(3)        ($)(4)
---------------------------------------  ----     -------     ---------     ----------     ----------     ---------     ---------
Wilson H. Taylor.......................  1996     917,900     2,600,000             0        176,073             --       89,139
  Chairman and                           1995     871,500     1,575,000       391,765         52,000        385,382       71,100
  Chief Executive Officer                1994     822,900       900,000       222,337        120,000      1,225,550       50,700
James G. Stewart.......................  1996     531,900       650,000             0         82,998             --       51,570
  Executive Vice President               1995     501,900       800,000       175,027         30,000        172,300       40,600
  and Chief Financial Officer            1994     471,900       525,000       117,906         70,000        540,400       21,800
Gerald A. Isom.........................  1996     525,000       525,000             0         60,095             --       52,797
  President, CIGNA                       1995     518,300       575,000       175,027         43,695        172,300       36,500
  Property & Casualty                    1994     493,300       500,000        84,219         65,000        540,400       26,000
H. Edward Hanway.......................  1996     434,800       525,000             0         43,906             --       38,650
  President, CIGNA                       1995     339,800       550,000       106,295         18,000        104,583       27,100
  HealthCare                             1994     274,200       325,000       134,750         45,000        180,455       15,200
Donald M. Levinson.....................  1996     405,600       520,000             0         46,484             --       50,148
  Executive Vice President,              1995     370,600       525,000       118,740         18,000        116,945       30,900
  Human Resources and Services           1994     336,900       310,000        67,375         44,400        321,345       19,300

---------------

(1) Pursuant to SEC Rules, column (e) has been omitted because there is no "Other Annual Compensation" to report.

(2) The Named Executive Officers held the following aggregate shares of restricted stock, with the following values, at December 31, 1996: Mr. Taylor, 12,699 shares valued at $1,735,001; Mr. Stewart, 6,266 shares valued at $856,092; Mr. Isom, 5,591 shares valued at $763,870; Mr. Hanway, 4,128 shares valued at $563,988; and Mr. Levinson, 3,834 shares valued at $523,820. Dividends are paid on shares of restricted stock.

(3) Long-term compensation for the three-year period ending December 31, 1995 was paid in shares of restricted common stock (column (f)) and cash (column
    (h)) in April, 1996. The restricted period for those shares was three years. Long-term compensation for the three-year period ending December 31, 1996 will be determined in April, 1997. See discussion of Long-Term Incentive Plan ("LTIP") Awards Table on page 14.

(4) The amounts shown in column (i) include CIGNA's contributions under its savings plans and the value of benefits under CIGNA's Financial Services Program (covering financial planning, tax preparation and legal services related to financial and estate planning), which, for 1996, were as follows:
    Mr. Taylor, $76,459 and $12,680; Mr. Stewart, $40,851 and $10,719; Mr. Isom,
    $33,637 and $19,160; Mr. Hanway, $29,275 and $9,375; and Mr. Levinson,
    $28,441 and $21,707, respectively.

                              OPTION GRANTS TABLE

     The following table provides additional information about the stock options shown in column (g) of the Summary Compensation Table on page 12, which were granted in 1996 to the Named Executive Officers.

                      OPTION GRANTS IN FISCAL YEAR 1996(1)

                                                                                                 GRANT
                                                                                                 DATE
                                    INDIVIDUAL GRANTS                                            VALUE
------------------------------------------------------------------------------------------     ---------
               (a)                      (b)            (c)           (d)           (e)            (f)
                                                       % OF
                                     NUMBER OF        TOTAL
                                    SECURITIES       OPTIONS       EXERCISE                      GRANT
                                    UNDERLYING      GRANTED TO     OR BASE                        DATE
                                      OPTIONS       EMPLOYEES       PRICE       EXPIRATION      PRESENT
               NAME                 GRANTED(#)(2)    IN 1996        ($/SH)         DATE        VALUE($)(4)
----------------------------------  -----------     ----------     --------     ----------     ---------
Wilson H. Taylor..................      9,052(3)       1.04%       118.5625       02/24/03       261,533
                                        5,682(3)       0.65%       118.5625       02/23/04       164,166
                                        9,550(3)       1.10%       118.5625       07/27/04       275,922
                                       80,000          9.18%       120.3750       02/28/06     2,242,400
                                        5,638(3)       0.65%       119.5000       02/23/04       164,183
                                       51,036(3)       5.86%       119.5000       07/27/04     1,486,211
                                       11,621(3)       1.33%       119.5000       02/22/05       338,413
                                        3,494(3)       0.40%       131.0000       02/22/05       111,540
James G. Stewart..................      3,495(3)       0.40%       118.5625       02/24/03       100,979
                                        2,841(3)       0.33%       118.5625       02/23/04        82,083
                                        4,831(3)       0.55%       118.5625       07/27/04       139,579
                                       40,000          4.60%       120.3750       02/28/06     1,121,200
                                        2,819(3)       0.32%       119.5000       02/23/04        82,092
                                       27,450(3)       3.15%       119.5000       07/27/04       799,367
                                        1,562(3)       0.18%       131.0000       07/27/04        49,864
Gerald A. Isom....................     40,000          4.60%       120.3750       02/28/06     1,121,200
                                        1,200(3)       0.14%       140.3125       02/23/04        41,031
                                       18,895(3)       2.17%       140.3125       07/27/04       646,070
H. Edward Hanway..................      1,374(3)       0.16%       120.3750       02/24/03        40,299
                                       30,000          3.44%       120.3750       02/28/06       840,900
                                        2,012(3)       0.23%       120.3750       02/23/04        59,012
                                          801(3)       0.09%       118.0000       02/23/04        23,033
                                        8,770(3)       1.01%       118.0000       07/27/04       252,184
                                          949(3)       0.11%       131.9375       07/27/04        30,512
Donald M. Levinson................      2,099(3)       0.24%       118.5625       02/24/03        60,645
                                        1,250(3)       0.14%       118.5625       02/23/04        36,115
                                        3,121(3)       0.36%       118.5625       07/27/04        90,173
                                       22,500          2.58%       120.3750       02/28/06       630,675
                                        1,240(3)       0.14%       119.5000       02/23/04        36,109
                                       15,215(3)       1.75%       119.5000       07/27/04       443,073
                                        1,059(3)       0.12%       131.0000       07/27/04        33,807

---------------

(1) Stock appreciation rights ("SARs") were not granted in 1996.

(2) All replacement options (see Note 3) become exercisable six months after their grant date. All other options become exercisable over a three year period, with one-third of those options becoming exercisable on the first, second and third anniversary of their grant date. All options shown have a replacement feature.

(3) Replacement options are intended to encourage employees to increase stock ownership. They typically do not provide stock appreciation opportunity greater than the original options. One replacement option is granted to replace each share that is delivered by an employee as payment for the purchase price of shares being acquired through the exercise of a stock option. In comparison to the original option, the replacement option has a higher exercise price, being equal to the fair market value of the Corporation's Common Stock on the grant date of the replacement option. Similarly, its exercise period is shorter, being equal to the period remaining for exercise of the original option.

(4) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. Calculation of grant date present values assumes an option life of six years, a dividend yield of 3.50%, a price volatility of CIGNA Common Stock of 26.2% and an annualized risk-free interest rate of 5.9%. The calculation also reflects a 3% discount per year for risk of forfeiture over the option vesting schedules. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The Corporation believes that no model accurately predicts the future price of CIGNA's stock or places an accurate present value on stock options.

                            OPTION/SAR EXERCISES AND
                          FISCAL YEAR-END VALUE TABLE

     The following table provides information about options and SARs exercised by the Named Executive Officers during 1996, and about unexercised stock options and SARs held by the Named Executive Officers at the end of 1996.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND
                     1996 FISCAL YEAR-END OPTION/SAR VALUES

          (a)                    (b)            (c)                  (d)                           (e)
                                                             NUMBER OF SECURITIES
                              NUMBER OF                     UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SECURITIES                     OPTIONS/SARS AT 1996       IN-THE-MONEY OPTIONS/ SARS
                              UNDERLYING                          YEAR-END(#)               AT 1996 YEAR-END($)
                             OPTIONS/SARS      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  ------------   -----------   -----------   -------------   -----------   -------------
Wilson H. Taylor...........     162,600      7,961,371       50,684        177,789        2,667,988     4,345,402
James G. Stewart...........      73,067      3,599,329       42,570         86,831        2,472,873     2,225,399
Gerald A. Isom.............      39,164      2,675,496       51,484         75,095        2,933,828     1,652,500
H. Edward Hanway...........      24,519      1,219,261       36,342         49,520        2,201,996     1,295,455
Donald M. Levinson.........      40,758      2,009,269       30,807         49,014        1,840,692     1,277,893

                 LONG-TERM INCENTIVE PLAN ("LTIP") AWARDS TABLE

     The following table provides information about long-term incentive awards granted in 1996 to the Named Executive Officers.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1996

                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                         NON-STOCK PRICE BASED PLANS
                                                                      ---------------------------------
                     (a)                        (b)         (c)          (d)         (e)         (f)
                                                          PERIOD
                                               NUMBER      UNTIL      THRESHOLD                MAXIMUM
                    NAME                      OF UNITS   MATURATION    ($)(1)     TARGET($)      ($)
--------------------------------------------  --------   ----------   ---------   ---------   ---------
Wilson H. Taylor............................   14,000      3 years        *       1,050,000   2,800,000
James G. Stewart............................    7,000      3 years        *         525,000   1,400,000
Gerald A. Isom..............................    7,000      3 years        *         525,000   1,400,000
H. Edward Hanway............................    7,000      3 years        *         525,000   1,400,000
Donald M. Levinson..........................    4,000      3 years        *         300,000     800,000

---------------
(1) See discussion below.

     CIGNA's Strategic Performance Plan, and as of 1995 its successor, the Long-Term Incentive Plan (together, the "Strategic Performance Unit Program" or "SPU Program"), provide long-term incentives to Executive Officers and other key employees. The SPU Program is designed to reward those employees for achievement by CIGNA of long-term financial and strategic performance objectives in comparison to a group of competitors that have a similar product mix. Performance is evaluated over a three-year period.

     The earned value of each unit for the three-year period depends on CIGNA's relative financial performance. The People Resources Committee values the units by comparing CIGNA's annual return on equity to the average annual return on equity of peer companies, using a formula which permits negative adjustments to the annual accrued value. The earned value is based on points that are accumulated for each of the three performance years, with zero points earned if CIGNA's return for each year is five percentage points below the competitors and a maximum number of points earned if five percentage points above the competitors. The earned value will range from zero to $200 per unit, with a target value of $75 per unit. At the end of the three-year performance period, the Committee may adjust downward the earned value of each unit by up to $25 (1/3 of its target value) for any three-year performance period, based on an assessment of the factors that affected strategic and financial performance during the period. For 1996 grants, the Committee will value the units in 1999 based on performance during 1996 through 1998.

     If an employee is terminated within two years following a change of control of CIGNA (other than on account of conviction of a felony involving fraud or dishonesty directed against CIGNA), or if an employee resigns during that period as a result of certain adverse changes in employment conditions stemming from the change of control, payouts for the employee's outstanding units must be made within 30 days at a value equal to the greatest of (i) the target value established for those units at the time they were issued; (ii) the value for a unit paid in the preceding twelve month period; or (iii) the average of the unit values for the last two unit payments.

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                               ----------------------------------------------------------------------
       REMUNERATION                15             20             25             30             35
---------------------------    ----------     ----------     ----------     ----------     ----------
$  200,000.................    $   60,000     $   80,000     $  100,000     $  120,000     $  140,000
   400,000.................       120,000        160,000        200,000        240,000        280,000
   600,000.................       180,000        240,000        300,000        360,000        420,000
   800,000.................       240,000        320,000        400,000        480,000        560,000
 1,000,000.................       300,000        400,000        500,000        600,000        700,000
 1,200,000.................       360,000        480,000        600,000        720,000        840,000
 1,400,000.................       420,000        560,000        700,000        840,000        980,000
 1,800,000.................       540,000        720,000        900,000      1,080,000      1,260,000
 2,200,000.................       660,000        880,000      1,100,000      1,320,000      1,540,000
 2,600,000.................       780,000      1,040,000      1,300,000      1,560,000      1,820,000
 3,000,000.................       900,000      1,200,000      1,500,000      1,800,000      2,100,000
 3,400,000.................     1,020,000      1,360,000      1,700,000      2,040,000      2,380,000
 3,800,000.................     1,140,000      1,520,000      1,900,000      2,280,000      2,660,000
 4,200,000.................     1,260,000      1,680,000      2,100,000      2,520,000      2,940,000

     The table shows annual retirement benefits (before application of the Social Security offset of 50% of annual primary Social Security benefit) under a straight life annuity, computed assuming retirement at age 65 after specified years of service and earnings. Mr. Isom's benefits would approximate 84% of the amounts shown in the table.

     Except as otherwise noted, annual retirement benefits for the Named Executive Officers are based upon the Executive's earnings (generally, average annual earnings over the final 36 months of service), an annual accrual rate of 2%, length of credited service (up to a maximum of 30 years), and age at retirement. For Mr. Isom and other employees hired on or after January 1, 1989, the calculation is based on average annual earnings over the final 60 months of service, an annual accrual rate of 1.67% and maximum credited service up to 35 years.

     Covered earnings include salary and bonuses, as set forth in columns (c) and (d) of the Summary Compensation Table on page 12, but not long-term incentive plan payouts or any other incentive awards.

     As of January 1, 1997, credited years of service were as follows: Mr. Taylor, 30 years; Mr. Stewart, 30 years; Mr. Isom, 4 years; Mr. Hanway, 19 years and Mr. Levinson, 19 years. Because of Mr. Isom's proximity to retirement age when he was hired, CIGNA will supplement his pension benefits. For each year of service at CIGNA, Mr. Isom receives additional credit toward the supplement; CIGNA estimates that, if he retires from CIGNA at age 65, the annual supplement will approximate $100,000.

     Subject to their continued employment, and compliance with contractual obligations (including non-competition and confidentiality), Messrs. Taylor, Stewart and Levinson will be credited with additional years of service (total years of service cannot exceed 35). Additional credited service will vest in the event of death, disability or certain voluntary terminations within two years following a change of control of the Corporation, or otherwise upon termination if the Corporation approves such vesting. Upon any termination initiated by CIGNA, the maximum additional service provided in the contract will be credited, unless such termination arises from a conviction of a felony involving fraud or dishonesty directed against CIGNA. If any of the above officers dies while still in the Corporation's employ after reaching age 55, his surviving spouse's benefit will be the same as the benefit that would have been payable to the spouse had the executive first retired and then died immediately.

     If a change of control of CIGNA occurs, the pension plan cannot be terminated, or benefit accruals reduced, for a three-year period. If the pension plan is terminated in the fourth or fifth year following a change of control, additional benefits will be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, employees terminated, other than for cause, within three years following a change of control will receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred.

                           TERMINATION OF EMPLOYMENT

     CIGNA employees are entitled to severance benefits under certain circumstances (not including termination for cause and, except as noted below, resignation). Severance benefits include continuation of salary at termination for a period (determined by completed years of service) of two to 52 weeks or, in the case of termination within two years after a change of control of CIGNA, 13 to 104 weeks. A lump sum payment may be elected in lieu of periodic payments. Employees terminated on account of job elimination or within two years after a change of control of CIGNA also receive a supplemental payment equal to the average of their last two incentive bonuses (prorated to reflect actual months worked in the year of termination) if they are terminated between May 1 and December 31, as well as a payment equal to the value of restricted CIGNA stock forfeited upon termination.

     Senior level employees, including the Named Executive Officers, terminated other than for cause within two years after a change of control will receive payments equal to 104 weeks of salary at termination (regardless of years of service). Payments are subject to adjustment for certain tax contingencies. A senior level employee will also receive a supplemental payment equal to the higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation's incentive bonus plan (if the employee is terminated between May 1 and December 31), as well as the payment for restricted stock described above.

     For a senior level employee, termination within two years after a change of control includes a resignation following a reduction in authority, duties, responsibilities or title, or following relocation to an office more than 35 miles from the location of the employee's office on the date of change of control. A termination of employment following a change of control is "for cause" under CIGNA's severance arrangements for senior level employees if termination results from conviction of a felony involving fraud or dishonesty directed against CIGNA.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 20 shall not be incorporated by reference into any such filings.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The People Resources Committee (the "Committee") of the Board of Directors reviews and approves, subject to Board ratification, executive compensation plans and targets and payouts thereunder, as well as any employee compensation plans which involve the issuance of securities of the Corporation. It sets the compensation of the CEO, subject to Board ratification, and approves compensation of other senior executives, including those named in the Summary Compensation Table, and makes stock-related awards. The Committee is composed entirely of outside directors.

                                    SUMMARY

     The primary objective of CIGNA's executive compensation program is to pay for performance that increases shareholder value. The program has three key elements: (1) base salary; (2) annual bonus; and (3) long-term incentives. Long-term incentives for the Named Executive Officers are in the form of stock options as well as stock and/or cash awarded pursuant to a performance plan. Annual bonus and long-term incentives are variable compensation elements that are at risk because they are tied to corporate business results. The annual bonus recognizes short-term business results and individual performance, while long-term incentives recognize sustained corporate-wide results.

                              PROGRAM DESCRIPTION

     The program provides opportunity targets for total pay (as well as for base salary and for short- and long-term incentive elements) that correspond to the median pay levels of comparable positions in similarly sized companies. A significant number of companies are used in this comparison, including most of the companies in the S&P Insurance Indexes shown in the proxy Performance Graph on page 20. The Committee reviews data on these companies' compensation programs in determining the appropriate levels of compensation for each of the most senior executives.

     Once total pay opportunity targets are set, the Committee determines the appropriate pay elements to use in motivating the executives to achieve the Corporation's performance and strategic objectives. The program is continually monitored relative to CIGNA's own strategic goals as well as industry practices and trends, and it is modified when considered appropriate to better support shareholder interests. For example, in 1995 a feature was added to the stock option program, wherein certain gains realized as a result of exercising an option may be subject to forfeiture if an executive becomes employed by a competitor and engages in activities deemed to be detrimental to the company. As in the past, it is expected that CIGNA executives will demonstrate their confidence in the company's future by retaining substantial ownership of company shares. Executive share ownership levels are reviewed annually by the Committee.

     The new CIGNA Executive Incentive Plan, which is being presented to Shareholders, is intended to motivate executives with competitive compensation based upon achievement of competitive financial and operational goals. The plan complies with Section 162(m) of the Internal Revenue Code as described in more detail elsewhere in this proxy statement. Compensation paid to the Named Executive Officers, including bonuses under the new plan (if approved by Shareholders), is expected to be fully tax deductible.

  Base Salary

     Base salary is intended to provide a fixed level of compensation reflecting the scope and nature of basic job responsibilities. The Committee grants salary increases, if appropriate, after a review of individual performance and an assessment of the relative competitiveness of the current salary.

  Annual Bonus

     Annual bonus awards recognize an executive's contribution to each year's annual business results as measured against competitors and against CIGNA's operational plans. Corporate-wide, business unit and individual performance are assessed in relation to the following major factors, listed in order of importance: earnings; revenue growth and customer service; and cost management.

     Performance, as measured by these factors, which meets operational plans and equals the results of the competition, provides for bonus opportunities that are equal to median bonus levels at other large companies. Better or worse performance can result in payments that are higher or lower than the median. An individual's bonus, reflecting personal contribution to business results, can range from 0 to 200% of the median for the individual's job.

     If Shareholders approve the new CIGNA Executive Incentive Plan described on page 10, bonuses not to exceed the limits provided in the Plan will be paid to participants based on the company's performance.

  Long-Term Incentives

     In 1996, the Strategic Performance Unit Program provided incentive opportunity based on CIGNA's long-term financial and strategic performance relative to a group of seven peer companies. The companies in the program's peer group reflect a composite product mix that represents CIGNA's key businesses and rewards executives in all of CIGNA's operating and corporate staff divisions for overall consolidated corporate performance. The proxy performance graph compares CIGNA's total return performance to a broad industry group (a composite of the Standard & Poor's Multi-Line Insurance, Property and Casualty Insurance and Life/Health Insurance indexes). Most of the companies included in the program's peer group are also represented in the Standard & Poor's indexes.

     Grants of Strategic Performance Units are made annually, and the target value of the grants varies by position responsibility levels. The Committee values the units by comparing CIGNA's annual return on equity to the average annual return on equity of the peer companies, using a formula which permits a negative adjustment to the annual accrued value. At the end of the three-year performance period, the Committee may further adjust the earned value of each unit downward as much as $25 (1/3 of its target value) for any three-year performance period, based on an assessment of the factors that affected strategic and financial performance during the period. The earned value will range from zero to $200 per unit, with a target value of $75 per unit.

     The other long-term compensation component is stock options. As noted above, total long-term incentive pay opportunity targets correspond to the median levels of such compensation for comparable positions in similarly sized companies. The portion of such targets granted to the Named Executive Officers in 1996 as stock options was determined by the Committee to focus management on long-term results, to retain key executives, to continue to bring the executives' option holdings in line with those of executives in similar positions at competitor companies and to enhance the link with shareholder interests. Stock options provide the right to purchase, at fair market value on grant date, a fixed number of shares of CIGNA Common Stock during the term of the option (up to ten years from the date of grant). Options are subject to vesting periods of up to three years.

PERFORMANCE EVALUATION

     For the Chief Executive Officer (CEO), approximately 20% of the total compensation opportunity target is base salary and approximately 80% is variable compensation that is at risk and tied to competitive corporate business results. Thirty-five percent of the CEO's total compensation opportunity is based on annual business performance and 45% is tied to long-term, sustained corporate-wide results. The CEO's current base salary approximates the median salary of CEOs of comparably-sized companies. The CEO's total compensation opportunity is also consistent with the median compensation for CEOs in comparable companies. Factors reviewed in the Committee's assessment of the Corporation's and the CEO's performance include profitability of each business, profit improvement, growth in revenue from profitable products/services, customer service, expense management, as well as specific measures that may vary by business activity, e.g., combined ratio for property and casualty businesses, profit margin and managed care membership growth in health care, and asset growth in the pension business. The Committee decided to grant an above target bonus to the CEO primarily based on CIGNA's outstanding stock performance and superior earnings performance in 1996. Earnings in 1996 exceeded 1995 results and the 1996 operational plan by a substantial margin. CIGNA's 1996 return on equity also significantly exceeded competitors' results, based on all available information. Also taken into account were other factors, including business strategy implementation, cost management and improvement year over year in most of the company's businesses.

     For the long-term Strategic Performance Unit Program award, the Committee approved a $123 unit value (as shown in the Summary Compensation Table for 1995), distributed to the CEO in the form of half cash and half CIGNA 3-year restricted shares, reflecting performance against competitors over the 1993-95 performance period. The value approved by the Committee reflects CIGNA's strong performance over the three-year performance period compared to the peer group. Value earned for the 1994-96 performance period will be determined by the Committee in late April based on competitive performance.

     The CEO's overall compensation package acknowledges a significant increase in CIGNA's share value in 1996 (see Performance Graph on page 20), achievement of continued improvements in property and casualty operating performance, continuing strong performance in the other businesses, and cost reduction actions that are expected to have a positive impact on future earnings.

     For the CEO, the 1996 award of stock options is also shown in the Summary Compensation Table. The option award was above target to recognize the 68% total shareholder return achieved in 1995 and was intended to link the CEO's future compensation opportunity to the creation of additional shareholder value.

People Resources Committee:
     Alfred C. DeCrane, Jr., Chairman
     Robert P. Bauman
     Paul F. Oreffice
     Charles R. Shoemate
     Louis W. Sullivan, M.D.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative total return (change in the year end stock price plus reinvested dividends) to CIGNA's Shareholders for the preceding five fiscal years (measured from December 31, 1991 to December 31, 1996) against (i) the Standard & Poor's (S&P) Composite-500 Stock Index, and (ii) an average of the S&P Multi-line, Property & Casualty and Life/Health Insurance indexes.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG CIGNA, S&P 500 INDEX AND S&P INSURANCE INDEXES**

      MEASUREMENT PERIOD                                         S&P INS.
    (FISCAL YEAR COVERED)          CIGNA          S&P 500        INDEXES**
         12/31/91                  $100            $100            $100
         12/31/92                  $101            $108            $122
         12/31/93                  $114            $118            $126
         12/31/94                  $121            $120            $123
         12/31/95                  $204            $165            $174
         12/31/96                  $276            $203            $216

---------------
 * Assumes that the value of the investment in CIGNA Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

** Equally weighted average of S&P Multi-line, Property & Casualty, and
   Life/Health Insurance indexes. (In 1996, S&P renamed its Life Insurance index; the index is currently known as the S&P Life/Health Insurance index.)

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers and Directors to file initial reports of ownership and reports of changes in ownership of the Corporation's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Executive Officers and Directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's Executive Officers and Directors, the Corporation believes that none of its Executive Officers and Directors failed to comply with Section 16(a) reporting requirements in 1996.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of soliciting proxies from its Shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Corporation will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the Directors, officers and employees of the Corporation or its subsidiaries. The Corporation has engaged Georgeson & Company, Inc. to assist in soliciting proxies for a fee of approximately $22,000 plus reasonable out-of-pocket expenses.

                              1998 ANNUAL MEETING

     The 1998 Annual Meeting of Shareholders will be held on Wednesday, April 22, 1998, at a location and a time to be designated by the Board. The Board is empowered by the By-Laws of the Corporation to change this date if it deems that advisable.

     Proposals of Shareholders must be received by the Corporation no later than November 19, 1997 to be eligible for inclusion under the rules of the Securities and Exchange Commission in the Corporation's proxy materials for the 1998 Annual Meeting of Shareholders and must otherwise comply with such rules.

     Under the Corporation's By-Laws, proposals of Shareholders not included in the proxy materials may be presented at the 1998 Annual Meeting of Shareholders only if the Corporate Secretary has been notified of the nature of the proposal and is provided certain additional information at least ninety days before the 1998 Annual Meeting and the proposal is a proper one for Shareholder action.

     The Corporation's By-Laws also require that notice of nominations of persons for election to the Board, other than those made by or at the direction of the Board, must be received by the Corporate Secretary at least ninety days before the 1998 Annual Meeting. The notice must present certain information concerning the nominees and the Shareholder making the nominations, as set forth in the By-Laws. The Corporate Secretary must also receive such nominee's written consent to serve if elected.

                                          CAROL J. WARD, Corporate Secretary

            APPENDIX A -- TEXT OF THE CIGNA EXECUTIVE INCENTIVE PLAN

                                   ARTICLE 1

                              STATEMENT OF PURPOSE

     The CIGNA Executive Incentive Plan is intended to provide annual incentive bonuses to executive officers of the Company if annual performance goals are achieved. The Plan is also intended to qualify as a performance based compensation plan under Section 162(m) of the Internal Revenue Code.

                                   ARTICLE 2

                                  DEFINITIONS

     The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

     2.1 "Award" means the incentive compensation determined by the Committee under Section 4.4 of the Plan.

     2.2   "Board" means the CIGNA board of directors.

     2.3 "CIGNA" means CIGNA Corporation, a Delaware corporation, or any successor.

     2.4 "CIGNA LTIP" means the CIGNA Long-Term Incentive Plan, or any successor plan under which grants of Common Stock or Restricted Stock are authorized.

     2.5   "Code" means the Internal Revenue Code of 1986, as amended.

     2.6 "Committee" means the People Resources Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the requirements for "outside directors" under Section 162(m), as in effect from time to time.

     2.7   "Common Stock" means CIGNA common stock other than Restricted Stock.

     2.8   "Company" means CIGNA and/or its Subsidiaries.

     2.9 "Deferred Compensation Plan" means the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries, a similar or successor plan, or other arrangement for the deferral of compensation specified by the Committee.

     2.10  "Disability" means permanent and total disability as defined in Code
           Section 22(e)(3).

     2.11 "Employer" means the Company which employs a Participant during a Performance Period.

     2.12 "Executive Officer" means any Company employee who is an "executive officer" as defined in Rule 3b-7 promulgated under the Exchange Act.

     2.13  "Exchange Act" means the Securities Exchange Act of 1934.

     2.14  "Participant" means an employee described in Article 3 of the Plan.

     2.15 "Performance Period" means the period for which an Award may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year.

     2.16 "Plan" means the CIGNA Executive Incentive Plan, as it may be amended from time to time. This Plan is deemed to be a Qualifying Incentive Plan under Section 9.1 of the CIGNA LTIP.

     2.17 "Restricted Stock" means CIGNA common stock that is subject to restrictions on sale, transfer, or other alienation for a period specified by the Committee.

     2.18 "Retirement" means a Termination of Employment, after appropriate notice to the Company, (a) on or after age 65 with eligibility for immediate annuity benefits under a qualified pension or retirement plan of the Company, or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

     2.19  "SEC" means the Securities and Exchange Commission.

     2.20 "Section 162(m)" means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

     2.21 "Subsidiary" means any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA.

     2.22 "Termination of Employment" means (a) the termination of the Participant's active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant's employing Company ceases to be a Subsidiary.

                                   ARTICLE 3

                                 PARTICIPATION

     Any Executive Officer designated by the Committee shall be a Participant in the Plan and shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of the Plan.

                                   ARTICLE 4

                                INCENTIVE AWARDS

     4.1 OBJECTIVE PERFORMANCE GOALS. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed), or by some other date required or permitted under Section 162(m). The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2 of the Plan. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for CIGNA, for one or more of its subsidiaries, divisions, business units, lines of business, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

     4.2 FINANCIAL MEASURES. The Committee shall use any one or more of the following financial measures to establish objective performance goals under
Section 4.1 of the Plan: revenues, earnings, earnings per share, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses, expense ratios, or market share. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, asbestos and environmental losses, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

     4.3 PERFORMANCE EVALUATION. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met. If the objective performance goals and any other material terms established by the Committee have been met, the Committee shall so certify in writing.

     4.4  AWARD. If the Committee has made the written certification under
Section 4.3 for a Performance Period, each Participant to whom the certification applies shall be eligible for an Award for that Performance Period. The Award for each such Participant shall consist of (a) cash in the amount of $3 million and (b) in lieu of additional cash, 25,000 shares of Common Stock and/or Restricted Stock to be paid under Article 9 of the CIGNA LTIP. For any Performance Period, however, the Committee shall have the sole and absolute discretion to reduce the amount of, or eliminate entirely, the Award to one or more of the Participants. Payment of all or part of an Award in Common Stock or Restricted Stock shall be made under and subject to the terms and conditions of the CIGNA LTIP and the applicable grant.

     4.5  PAYMENT OF THE AWARD.

          (a) When the Committee makes its determination under Section 4.4, it shall also determine in its sole discretion whether a payment of an Award in the form of cash or Common Stock shall be made immediately or deferred until a later date or the occurrence of a particular event. An Award in the form of Restricted Stock shall be deemed granted by the Committee on the date of the Award.

          (b) If the Committee determines that payment of an Award is to be made immediately, then as soon as practicable after the Committee's determination under Section 4.4, but subject to Section 4.6(a), the Employer shall pay the cash Award to the Participant and/or CIGNA Corporation shall issue and deposit the Common Stock and/or Restricted Stock into the stock account maintained for the Participant under the CIGNA LTIP.

          (c) If the Committee defers payment of a cash Award, then, on the date or after the event specified by the Committee, the Employer shall make the cash Payment, together with any interest or hypothetical investment return as may be specified by the Committee in its deferral determination. If the Committee defers payment of a Common Stock Award, the deferral shall be treated as a deferral of Common Stock under the terms of the Deferred Compensation Plan.

          (d) The Participant may voluntarily defer receipt of an Award in the form of cash or Common Stock under the terms of the Deferred Compensation Plan. Any interest rate or hypothetical investment return credited on a voluntarily deferred Award shall be one that will produce a rate of return not considered to be an impermissible increase in compensation under
     Section 162(m).

          (e) Deferred Awards will not be funded but will be a general obligation of the Employer and will be payable out of that Employer's general assets.

          (f) The Employer shall have the right to deduct from any cash Award any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required to deduct. Deductions from an Award in the form of Common Stock and/or Restricted Stock shall be governed by Section 15.6 of the CIGNA LTIP and the terms of the Award.

     4.6  ELIGIBILITY FOR PAYMENTS.

          (a) Except as otherwise provided in this Section 4.6:

             (1) A Participant shall be eligible to receive an Award for a Performance Period only if the Participant is employed by the Company continuously from the beginning of the Performance Period to the date of the Committee's determination under Section 4.4; and

             (2) A Participant shall be eligible to receive payment of an Award deferred by the Committee only if the Participant is also employed by the Company continuously from the date of the Committee's determination under Section 4.4 to the date or event specified by the Committee.

          (b) Under paragraph 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer, (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment and (2) if a Participant is on a leave of absence on the date that an Award or payment of the Award is to be made, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Award or payment. Any determination as to a Participant's eligibility for an Award or payment under this Section 4.6(b) may be deferred for a reasonable period after such return.

          (c) If a Participant's Termination of Employment occurs after the end of a Performance Period but before the Committee makes an Award, and the Termination of Employment is on account of Retirement, death or Disability, the Committee shall determine whether to make an Award to or on behalf of the Participant.

          (d) If a Participant's Termination of Employment occurs after the Committee makes a deferred Award under paragraph 4.5(a) but before the Award payment is made:

             (1) The Award payment shall be made as if the Participant had remained continuously employed until the date of payment if the Termination of Employment is on account of Disability;

             (2) The Award payment shall be made as soon as practicable (and the payee shall be determined under the provisions of the Deferred Compensation Plan applicable to distributions upon the death of a participant), if the Termination of Employment is on account of death; and

             (3) The Committee shall determine whether an Award payment shall be made to the Participant or forfeited if the Termination of Employment is on account of Retirement.

          (e) Notwithstanding any other provision of the Plan, if a Participant's Termination of Employment occurs after he receives an Award in the form of Restricted Stock, the terms of the stock grant and the CIGNA LTIP shall be applicable.

                                   ARTICLE 5

                                 ADMINISTRATION

     5.1 GENERAL ADMINISTRATION. The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. Subject to the terms and conditions of the Plan, the Committee is authorized and empowered in its sole discretion to select Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.

     5.2 ADMINISTRATIVE RULES. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

     5.3 COMMITTEE MEMBERS NOT ELIGIBLE. No member of the Committee shall be eligible to participate in this Plan.

     5.4 DECISIONS BINDING. All decisions of the Committee concerning this Plan shall be binding on CIGNA and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

     5.5 SECTION 162(m); SHAREHOLDER APPROVAL. Awards under this Plan are intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m). It is intended that the Plan be administered, interpreted and construed so that Award payments remain tax deductible to the Company. Any Awards under this Plan shall be contingent upon shareholder approval of the Plan in accordance with Section 162(m) and applicable Treasury regulations. Unless and until such shareholder approval is obtained, no Award shall be made under this Plan.

                                   ARTICLE 6

                            AMENDMENTS; TERMINATION

     The Plan may be amended or terminated by the Board or Committee. All amendments to this Plan, including an amendment to terminate the Plan, shall be in writing. An amendment shall not be effective without the prior approval of the shareholders of CIGNA Corporation if such approval is necessary to continue to qualify Awards as performance based compensation under Section 162(m), or otherwise under Internal Revenue Service or SEC regulations, the rules of the New York Stock Exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or Committee, no amendment to this Plan shall apply to Awards made before the effective date of the amendment. A Participant's rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

                                   ARTICLE 7

                                OTHER PROVISIONS

     7.1 DURATION OF THE PLAN. This Plan is effective as of January 1, 1997 (the "Effective Date"), subject to approval by CIGNA shareholders. The Plan shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under the Plan have expired. No Awards may be made under the Plan for any Performance Period that would end after December 31, 2001, unless the Board, subject to any shareholder approval that may be required to continue to qualify the Plan as a performance-based plan under Section 162(m), extends the Plan.

     7.2 AWARDS NOT ASSIGNABLE. No Award, or any right thereto, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

     7.3 PARTICIPANT'S RIGHTS. The right of any Participant to receive any Award payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Employer. The Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant's Participation in the Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.3 of the Plan for the Performance Period.

     7.4 TERMINATION OF EMPLOYMENT. CIGNA and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

     7.5 SUCCESSORS. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of CIGNA's business or assets, shall assume CIGNA's liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA would be required to perform if no such succession had taken place.

DIRECTIONS BY CAR:

From the West:
--------------------------------------------------------------------------------
Take the Pennsylvania Turnpike (Interstate 276) to Valley Forge exit #24.
Follow Interstate 76 East (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles to exit 7A Conshohocken.
At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From the North:
--------------------------------------------------------------------------------
Take the New Jersey Turnpike to the Pennsylvania Turnpike. Follow 276 West, exit at #25 Norristown. Bear right when exiting the toll booth. Proceed down ramp to Germantown Pike (East). Follow Germantown Pike 3 traffic lights (1.8 miles). At third traffic light turn right onto Joshua Rd. At first traffic light turn left onto Ridge Pike. Follow Ridge Pike for 1.5 miles and turn right onto Manor Rd. Proceed 200 yards and turn right into Eagle Lodge.

From the South:
--------------------------------------------------------------------------------
Take Interstate 95 North to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Philadelphia International Airport:
--------------------------------------------------------------------------------
Take Interstate 95 South to 476 North (Plymouth Meeting). Follow 476 North for 18 miles to exit 7A Conshohocken. At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.

From Center City Philadelphia:
--------------------------------------------------------------------------------
Follow Interstate 76 West (Schuylkill Expressway) to Interstate 476 North (Plymouth Meeting). Follow 476 North for 2.7 miles to exit 7A Conshohocken.
At end of ramp turn right onto Ridge Pike and proceed for 3.2 miles through six traffic lights to the seventh traffic light at Manor Road. Turn right onto Manor Road. Proceed 200 yards and turn right into Eagle Lodge.


                                     [MAP]

                               CIGNA CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Robert A. Lukens, the Corporation's Assistant Corporate Secretary, and Carol J. Ward, the Corporation's Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent
   P the undersigned and to vote all shares of the Corporation held by the undersigned at the Annual Meeting of Shareholders, to be held at The
   R Conference Center at Eagle Lodge, Ridge Pike & Manor Road, Lafayette Hill, Pennsylvania on April 23, 1997, at 1:00 p.m. or at any adjournment
   O    thereof, on the matters set forth below:

   X    1. ELECTION OF DIRECTORS, Nominees for term expiring April 2000:
             Alfred C. DeCrane, Jr., Paul F. Oreffice,
   Y         Wilson H. Taylor and Harold A. Wagner.

        2. RATIFICATION OF THE APPOINTMENT of Price Waterhouse LLP as Independent Accountants.

        3. APPROVAL OF THE CIGNA Executive Incentive Plan.

        In their discretion, upon such other matters as may properly come before the meeting.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES [SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

        THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS
        CARD.
                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

-----  PLEASE MARK YOUR
  X    VOTES AS IN THIS
-----  EXAMPLE

       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.
       IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
--------------------------------------------------------------------------------------    --------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.                     Mark here if you would like
--------------------------------------------------------------------------------------    your voting instructions to
                     FOR      WITHHELD                          FOR   AGAINST  ABSTAIN    be confidential pursuant to
1.  Election of                            2.  Ratification of                            the procedures on confidential
    Directors.       [ ]        [ ]            Appointment      [ ]     [ ]      [ ]      voting described in the 1997
    (See reverse)                              of Accountants.                            Proxy Statement. Marking this
                                                                                          box will not absolve you of        [ ]
For, except vote withheld from the         3.  Approval of the                            any independent fiduciary or
following nominee(s):                          CIGNA Executive  [ ]     [ ]      [ ]      other legal obligation to report
                                               Incentive Plan.                            how you voted nor prevent the
----------------------------------------                                                  inspectors from disclosing your
                                                                                          vote if required by law or if
                                                                                          otherwise permitted by the
                                                                                          procedures.
--------------------------------------------------------------------------------------    --------------------------------------


                                                                   Please sign exactly as name appears hereon. Joint owners
                                                                   should each sign. When signing as attorney, executor,
                                                                   administrator, trustee or guardian, please give full
                                                                   title as such.



                                                                   ---------------------------------------------------------
                                                                     Signature                                      Date


                                                                   ---------------------------------------------------------
                                                                     Signature                                      Date
